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                                                                      EX-10.2(c)

                                 LEASE ADDENDUM

      This Addendum to the lease dated February 1st, 1999 and signed this 1 day of June, 2003 to extend the existing lease effective March 1, 2003 for a period of three (3) years with one additional optional year at the current rental amount of $2584 per month for the entire 3 year period. The optional year will have a 5% increase.
      Tenant agrees to continue to occupy the space known as 144 and 148 Talamine Court. Tenant and Landlord will continue to be bound by the terms and conditions of the original lease which will remain intact and in force for the term of this extension.


TENANT                                    LANDLORD

/s/ Larry Martel                          /s/ J.H. Sanders
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Signed and agreed upon by both parties this date: June 2, 2003
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